Chanticleer Holdings, Inc. Announces Engagement of Audit Firm for its South African Subsidiaries

CHARLOTTE, N.C., September 18, 2012 - Chanticleer Holdings, Inc. (NASDAQ: HOTR) ("Chanticleer Holdings" or the "Company"), a minority owner in the privately-held parent company of the Hooters® brand, Hooters of America (“HOA”), and a franchisee of international Hooters restaurants, announced today it has engaged the audit firm RSM Betty & Dickson (Cape Town) to complete the audit of the Company’s South African subsidiaries’ statements for the period ending December 31, 2011 and the review of its financial statements for the three month periods ending March 31, 2012 and June 30, 2012.

The Company’s CFO, Eric Lederer, arrived in South Africa on September 9, 2012 and has been working with the local staff and RSM Betty & Dickson to prepare for the audit and reviews. The Company has also engaged a temporary experienced accountant to assist in the audit and review process, and is close to hiring a replacement CFO for its South African subsidiaries.

Mike Pruitt commented, “We appreciate the support and patience of the investment community. We are continuing to work diligently on the timely completion of the audit and review of the financial statements of our South African subsidiaries.“

There can be no assurance as to the precise timing of the review and audit. The Company will continue to inform investors of any material developments in a timely manner.

About Chanticleer Holdings, Inc.

Chanticleer Holdings is focused on expanding the Hooters® casual dining restaurant brand in international emerging markets. Chanticleer currently owns in whole or part of the exclusive franchise rights to develop and operate Hooters restaurants in South Africa, Hungary and parts of Brazil, and has joint ventured with the current Hooters franchisee in Australia, while evaluating several additional international opportunities. The Company currently owns and operates in whole or part of six Hooters restaurants in its international franchise territories: Durban, Johannesburg, Cape Town and Emperor's Palace in South Africa; Campbelltown in Australia; and Budapest in Hungary.

In 2011, Chanticleer and a group of noteworthy private equity investors, which included H.I.G. Capital, KarpReilly, LLC and Kelly Hall, president of Texas Wings Inc., the largest Hooters franchisee in the United States, acquired Hooters of America (HOA), a privately held company. Today, HOA is the franchisor and operator of over 430 Hooters® restaurants in 28 countries. Chanticleer maintains a minority ownership stake in HOA and its CEO, Mike Pruitt, is also a member of HOA's Board of Directors. For further information, please visit www.chanticleerholdings.com or www.hooters.com and follow us on Twitter at @ChantHoldings or @Hooters.

Safe Harbor Statement

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statement of historical fact (including statements containing the words "believes," "plans," "anticipate," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events. Further information on our business, including important factors which could affect actual results are discussed in the Company's filings with the SEC, including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

For Additional Information, Please Contact:

Company Contact:

Shannon DiGennaro, V.P. Investor Relations

Phone: 704.941.0959

sd@chanticleerholdings.com